SOUTHWEST AIRLINES REPORTS DECEMBER TRAFFIC

DALLAS, TEXAS – January 10, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its December, fourth quarter, and total year preliminary traffic statistics.

The Company flew 10.4 billion revenue passenger miles (RPMs) in December 2016, an increase of 4.2 percent from the 10.0 billion RPMs flown in December 2015. Available seat miles (ASMs) increased 4.8 percent to 12.6 billion in December 2016, compared with December 2015 ASMs of 12.1 billion. The December 2016 load factor was 82.6 percent, compared with 83.0 percent in December 2015. Based on these results and an improvement in close-in yields, the Company now estimates its fourth quarter 2016 operating revenue per ASM (RASM) will decline in the 3.0 to 4.0 percent range, as compared with fourth quarter 2015.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com

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Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

DECEMBER
	2016	2015	Change
Revenue passengers carried	10,561,159	10,105,907	4.5%
Enplaned passengers	12,845,248	12,371,034	3.8%
Revenue passenger miles (000s)	10,445,407	10,020,969	4.2%
Available seat miles (000s)	12,645,787	12,068,272	4.8%
Load factor	82.6%	83.0%	(0.4) pts.
Average length of haul	989	992	(0.3)%
Trips flown	111,765	108,208	3.3%

FOURTH QUARTER
	2016	2015	Change
Revenue passengers carried	32,006,767	30,368,454	5.4%
Enplaned passengers	38,779,938	37,039,737	4.7%
Revenue passenger miles (000s)	31,366,176	29,727,972	5.5%
Available seat miles (000s)	37,147,109	35,367,574	5.0%
Load factor	84.4%	84.1%	0.3 pts.
Average length of haul	980	979	0.1%
Trips flown	329,740	319,178	3.3%

TOTAL YEAR
	2016	2015	Change
Revenue passengers carried	124,719,765	118,171,211	5.5%
Enplaned passengers	151,740,357	144,574,882	5.0%
Revenue passenger miles (000s)	124,797,986	117,499,879	6.2%
Available seat miles (000s)	148,522,051	140,501,409	5.7%
Load factor	84.0%	83.6%	0.4 pts.
Average length of haul	1,001	994	0.7%
Trips flown	1,311,149	1,267,358	3.5%

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